EXHIBIT 99.2

Pages 54 through 61 of the Company’s Definitive Proxy Statement on Schedule 14A relating to the Company’s 2006 annual meeting of stockholders filed with the Securities and Exchange Commission on September 15, 2006.

Covalent Group, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following Unaudited Pro Forma Condensed Combined Consolidated Financial Statements combine the historical consolidated balance sheets and statements of operations of Covalent and Remedium, giving effect to the acquisition using the purchase method of accounting.

On July 6, 2006, Covalent Group, Inc. (the “Company”) (NASDAQ:CVGR) entered into an Amended and Restated Combination Agreement (the “Amended Agreement”) with Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agneta Lindevall, and NTGLT PHARMA BVBA (the “Stockholders”), constituting all of the stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”), which amends and restates the Combination Agreement entered into on March 2, 2006 (the “Agreement”), the terms of which are described in the Company’s Current Report on Form 8-K filed on March 3, 2006. Pursuant to the Amended Agreement, at the closing , the Company will purchase all of the issued and outstanding shares of capital stock of Remedium (the “Shares”).

The consideration to be paid at closing of the Amended Agreement for the Shares will consist of (i) shares of Common Stock of the Company with a value of $11,000,000; and (ii) $2,500,000 in cash. An additional cash payment of $1,500,000 will be paid to the Stockholders on March 30, 2007. The Company intends to fund the cash portion of the purchase price with internal resources. Subject to certain purchase price adjustments, on the first anniversary of the closing of the Amended Agreement, the Company will issue to the Stockholders additional shares of Common Stock of the Company with a value of $2,000,000. Additional consideration consisting of shares of Common Stock of the Company with a value of up to $3,000,000 may also be paid to the Stockholders upon the attainment of certain revenue targets described in the Amended Agreement.

The closing is subject to customary closing conditions, including the approval of the Company’s stockholders. The transaction is expected to close on or about November 1, 2006.

The Company and its affiliates have no material relationship with Remedium, the stockholders, or their affiliates, other than pursuant to the Agreement and the Amended Agreement.

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the six months ended June 30, 2006 and the year ended December 31, 2005 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of June 30, 2006 are based on the historical financial statements of Covalent and Remedium, after giving effect to the acquisition of Remedium

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on January 1, 2005. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the acquisition as if it occurred on June 30, 2006, and combines the balance sheet for Covalent as of June 30, 2006 with the balance sheet of Remedium as of June 30, 2006 and reflects the allocation of the purchase price to the Remedium assets acquired and liabilities assumed. The consideration payable to the Remedium stockholders is subject to certain post closing adjustments. The net effect of the post closing adjustments may be to increase or decrease the number of shares of common stock ultimately issued to the Remedium stockholders. While the impact of these provisions currently can not be determined, they may increase the cost of the acquisition of Remedium for Covalent. In addition, the price per share of Covalent common stock that will be utilized to determine the number of shares to be issued to the Remedium stockholders can not be determined at this time since the pricing period commences on June 18, 2006 and ends the third trading day prior to the closing date of the combination agreement.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are based on the estimates and assumptions set forth in the accompanying notes to such statements. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are prepared for illustrative purposes only and are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of Covalent included in Covalent’s Form 10-K for the year ended December 31, 2005, its quarterly report on Form 10-Q for the six months ended June 30, 2006 and the historical financial statements of Remedium for the year ended December 31, 2005 and the six months ended June 30, 2006.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

as of June 30, 2006

	Historical Covalent	Historical Remedium	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$6,797,317	$275,471	$(4,000,000	)(a)	$3,072,788
Accounts receivable, net	2,648,297	2,024,827	—		4,673,124
Deferred tax assets	—	184,955	(184,955	)(b)	—
Other current assets	1,528,511	767,434	—		2,295,945

Total current assets	10,974,125	3,252,687	(4,184,955)		10,041,857
Property and equipment, net	749,169	263,454	—		1,012,623
Deferred acquisition costs	800,754	—	(800,754	)(c)	—
Goodwill	—	349,448	(349,448	)(d)	13,442,163
			13,442,163	(e)
Other intangibles, net	—	74,010	(74,010	)(d)	4,166,667
			5,000,000	(e)
			(833,333	)(j)
Deferred tax assets	—	94,608	(94,608	)(b)	—
Restricted Cash	—	212,363	—		212,363
Other assets	21,665	—	—		21,665

Total assets	$12,545,713	$4,246,570	$12,105,055		$28,897,338

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,233,609	$258,629	—		$1,492,238
Short-term borrowings	—	537,535	—		537,535
Accrued expenses	279,476	2,184,003	1,500,000	(e)	2,629,117
			(800,754	)(c)
			(68,869	)(g)
			(464,739	)(h)
Obligations under capital leases	27,722	—	—		27,722
Billings in excess of related costs and estimated earnings on uncompleted contracts	2,126,389	292,178	—		2,418,567
Customer advances	2,042,790	—	—		2,042,790

Total current liabilities	5,709,986	3,272,345	165,638		9,147,969
Obligations under capital leases	19,972	—	—		19,972
Pension	—	213,367	—		213,367
Other liabilities	407,198	—	—		407,198

Total liabilities	6,137,156	3,485,712	165,638		9,788,506
Common stock	13,501	28,591	(28,591	)(f)	19,104
			5,603	(e)
Additional paid-in capital	12,243,663	174,880	(174,880	)(f)	25,238,060
			12,994,397	(e)
Accumulated surplus/(deficit)	(5,525,912)	562,676	(562,676	)(f)	(5,825,637)
			68,869	(g)
			464,739	(h)
			(833,333	)(j)
Accum. other comprehensive income	136,279	(5,289)	5,289	(f)	136,279

	6,867,531	760,858	11,939,417		19,567,806
Less: Treasury stock	(458,974)	—	—		(458,974)

Total Stockholder’s Equity	6,408,557	760,858	11,939,417		19,108,832

Total Liabilities and Stockholders’ Equity	$12,545,713	$4,246,570	$12,105,055		$28,897,338

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

for the Six Months Ended June 30, 2006

	Historical Covalent	Historical Remedium	Pro Forma Adjustments		Pro Forma Combined
Net Revenue	$5,593,546	$5,526,726	$—		$11,120,272
Reimbursement Revenue	769,703	724,783	—		1,494,486

Total revenue	6,363,249	6,251,509	—		12,614,758
Direct	3,704,074	3,685,790	—		7,389,864
Reimbursement out-of-pocket	769,703	724,783	—		1,494,486
Selling, general and administrative	1,960,618	2,445,906	68,869	(g)	4,010,654
			(464,739	)(h)
Depreciation and amortization	182,822	55,832	(11,505	)(i)	1,060,482
			833,333	(j)

Total operating expenses	6,617,217	6,912,311	425,958		13,955,486
Loss from operations	(253,968)	(660,802)	(425,958)		(1,340,728)
Interest income	149,308	976	—		150,284
Interest expense	(3,137)	(36,380)	—		(39,517)

Net interest income (expense)	146,171	(35,404)	—		110,767
Loss before income taxes	(107,797)	(696,206)	(425,958)		(1,229,961)
Income tax benefit	—	214,279	(214,279	)(b)	—

Net loss	$(107,797)	$(481,927)	$(640,237)		$(1,229,961)

Net loss per common share, Basic and diluted	$(0.01)				$(0.06)
Weighted average shares used in computing net loss per common share, basic and diluted	13,348,401		5,603,448		18,951,849

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

for the Year Ended December 31, 2005

	Historical Covalent	Historical Remedium	Pro Forma Adjustments		Pro Forma Combined
Net Revenue	$10,403,079	$9,553,565	$—		$19,956,644
Reimbursement Revenue	2,323,921	1,075,558	—		3,399,479

Total revenue	12,727,000	10,629,123	—		23,356,123
Direct	7,441,145	5,517,457	—		12,958,602
Reimbursement out-of-pocket	2,323,921	1,075,558	—		3,399,479
Selling, general and administrative	4,076,696	4,465,355	136,189	(g)	8,384,516
			(122,000	)(k)
			(171,724	)(h)
Depreciation and amortization	510,338	98,509	(19,777	)(i)	2,255,737
			1,666,667	(j)

Total operating expenses	14,352,100	11,156,879	1,489,355		26,998,334
Loss from operations	(1,625,100)	(527,756)	(1,489,355)		(3,642,211)
Interest income	150,112	31,693	—		181,805
Interest expense	(9,751)	(20,116)	—		(29,867)

Net interest income (expense)	140,361	11,577	—		151,938
Loss before income taxes	(1,484,739)	(516,179)	(1,489,355)		(3,490,273)
Income tax expense	—	36,364	(3,897	)(l)	32,467

Net loss	$(1,484,739)	$(552,543)	$(1,485,458)		$(3,522,740)

Net loss per common share, Basic and diluted	$(0.11)				$(0.19)
Weighted average shares used in computing net loss per common share, basic and diluted	13,346,915		5,603,448		18,950,363

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Purchase Price Allocation

The estimated purchase price of $18,500,000 consists of (i) shares of Common Stock of the Company with a value of $11,000,000; (ii) $2,500,000 in cash; and an additional cash payment of $1,500,000 that will be paid to the Stockholders on March 30, 2007; (iii) “Earn-Out Shares” with a value of up to $3,000,000 may also be paid to the Stockholders upon the attainment of certain revenue targets described in the Amended Agreement for the fiscal year ending December 31, 2006. For pro forma purposes only $2,000,000 of the Earn-Out Shares have been included in the purchase price based on current estimates of achieving the revenue targets and are subject to change upon evaluation of the revenue targets on or prior to February 28, 2007; (iv) Estimated direct transaction costs of $1,500,000 to be incurred by Covalent related principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition.

In addition, the Amended Agreement contains provisions regarding $2,000,000 of “Holdback Shares” subject to the achievement of certain financial objectives as of the closing date. At this time it is not possible to predict if those objectives will be achieved, accordingly, the pro forma balance sheet and estimated purchase price do not reflect the distribution of the $2,000,000 of “Holdback Shares”.

The purchase price will be allocated to Remedium’s assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The allocation will also take into consideration intangible assets, and pre-acquisition contingencies, if any, acquired at closing. Any remaining unallocated acquisition cost will be considered goodwill. Pre-acquisition contingencies that are settled within one year of the closing may result in further adjustments to recorded goodwill. Covalent is currently gathering the data necessary for determining the fair value of intangible assets.

The total estimated amount of identifiable intangible assets and goodwill is approximately $5,000,000 and $13,442,163, respectively. The average useful life of identifiable intangible assets is assumed to be 3 years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets and the related average useful life over which the intangible assets are amortized could vary from these assumptions.

The pro forma components and allocation of the estimated purchase price, based on presumed fair values at June 30, 2006, is as follows:

Consideration and direct transaction costs:

Cash	$4,000,000	(i)
Covalent common stock issued	13,000,000	(ii)
Estimated direct transaction costs	1,500,000	(iii)

Total purchase price	$18,500,000

Preliminary estimate of the allocation of purchase price:

Cash and cash equivalents	$275,471	(iii)
Current assets	2,792,261	(iii)
Long term assets	475,817	(iii)
Liabilities assumed	(3,485,712	)(iv)
Intangible assets	5,000,000	(iv)
Goodwill	13,442,163	(iv),(v)

Total purchase price	$18,500,000

Assumptions:

(i)	The pro forma presentation reflects the cash payment of $4,000,000, the issuance of approximately 5,603,448 shares of Covalent’s common stock at $2.32 per share. The actual number of shares that are eventually issued may vary as explained in the Amended and Restated Combination Agreement (the “Amended Agreement”) under the subheading “Exchange Price; Adjustment.” In addition, for accounting purposes the eventual share price used to value Covalent’s stock may differ from the $2.32 estimate in accordance with certain specified terms described in the Amended Agreement and in accordance with Statement of Financial Accounting Standards No. 141 (SFAS No. 141), “Business Combinations” and Emerging Issues Task Force No. 99-12, (EITF 99-12), “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.”

The $13 million includes $11 million due at closing plus $2 million (from a potential value of $3 million) on the assumption that Remedium will achieve certain revenue earn out targets.

(ii)	Estimated direct transaction costs of $1,500,000 to be incurred by Covalent relate principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition. Through June 30, 2006, Covalent has incurred $800,754 of those costs. The remaining $699,246 is included within accrued expenses as of June 30, 2006.

(iii)	Assets acquired and liabilities assumed are based on estimated fair values and assumptions as of June 30, 2006, the assumed acquisition date. For purposes of this pro forma presentation, except with respect to Remedium’s intangible assets (see pro forma adjustment (c) below), recorded book values are assumed to approximate fair values. Actual fair values to be assigned to assets and liabilities will likely differ as of the date of closing of the transaction, and recorded assets and liabilities will likely differ from their recorded values.

(iv)	The intangible assets of $5,000,000 that are assumed for purposes of the pro forma presentation are assumed to be amortized over a 3 year life on a straight-line basis. The amount attributed to intangible assets represents a preliminary estimate only as Covalent has not completed its valuation assessment of intangible assets. In arriving at this estimate, Covalent first allocated the total purchase price to acquired assets and liabilities and assumed that $5,000,000 of the remaining unallocated purchase price is attributable to intangible assets with the remainder being attributable to goodwill. Acquired intangible assets are expected to primarily relate to customer relationships, acquired contracts and backlog, all being subject to final valuation determination upon completion of the acquisition. Covalent attributes goodwill that will be recorded to several principal factors including Remedium’s professional staff and clinical research experience, Remedium’s sales force and potential cross-selling synergies that are expected to result from its broader presence in European markets, and the potential of Covalent to generate future economic benefit not otherwise captured in the measurement of Remedium’s developed products, intellectual property, and other identified intangibles.

(v)	In accordance with the provisions of Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets,” the estimated excess of purchase consideration over net identifiable assets acquired (the “Goodwill”) is not amortized in the accompanying unaudited pro forma condensed combined consolidated financial statements.

Pro Forma Adjustments

Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed consolidated combined financial statements are as follows:

(a)	To reflect the consideration to be paid at closing of $2,500,000 in cash. An additional cash payment of $1,500,000 will be paid to the Stockholders on March 30, 2007.

(b)	To establish a full valuation allowance for Remedium’s deferred tax assets due to uncertainty regarding the realization of these assets. The allowance is a consequence of the business combination between Covalent and Remedium. This is partly due to local tax laws in mainly Finland and Denmark, where some open tax issues exist concerning what implications a change of ownership in Remedium will have on the carry forward of losses incurred before the combination.

(c)	To reclassify $800,754 of costs incurred by Covalent related to the Remedium acquisition to accrued expenses. These costs were capitalized and presented on the balance sheet as “Deferred Acquisition Costs” during the six months ended June 30, 2006. This amount is included in the $1.5 million of estimated direct transaction costs.

(d)	To eliminate Remedium’s goodwill and intangibles.

(e)	To reflect the purchase price adjustments resulting from the cash consideration in “(a)” above, the par value and additional paid-in capital related to the issuance of common stock, the goodwill origination, the allocation of intangibles and the estimated transactions costs related to the acquisition

(f)	To eliminate Remedium’s stockholders’ equity.

(g)	To reflect additional compensation expense resulting from the employment agreement with Remedium’s Chief Executive Officer compared with his current salary arrangement. The new employment agreement becomes effective at the completion of the transaction.

(h)	To reverse acquisition costs appropriately expensed by Remedium during the period as required under FAS 141.

(i)	To reverse amortization of Remedium’s intangibles.

(j)	To reflect amortization for intangibles with a three year life acquired by Covalent. If the acquired intangibles were assigned a two year rather than a three life the charge to earnings would have been $1,250,000 rather than $833,333. Likewise, if the intangible were assigned a value of $6 million rather than $5 million the charge to earnings would have been $1,000,000 and $1,500,000, respectively, using a three year and two year assumption period.

(k)	To eliminate acquisition costs incurred by Covalent during the twelve months ended December 31, 2005 pertaining to its acquisition of Remedium. These costs were originally expensed due to the uncertainty, at that time, that the transaction would be completed.

(l)	To reflect the pro forma tax effects due to the adjustments to Remedium’s income statement for additional compensation, the elimination of acquisition related costs and the elimination of the amortization of intangibles.